Exhibit 10.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED ARCBEST

CORPORATION OWNERSHIP INCENTIVE PLAN

(Amended and Restated Effective February 22, 2019)

THIS SECOND AMENDMENT (the “Second Amendment”) to the ArcBest Corporation Ownership Incentive Plan, as amended from time to time (the “Plan”), was adopted by ArcBest Corporation’s (the “Company’s”) board of directors (the “Board”) on February 22, 2021 to be effective April 29, 2021 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, the Company’s Board has determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to approval by the stockholders of the Company, to increase the maximum number of shares for which Awards may be granted under the Plan; and

WHEREAS, Section 18 of the Plan provides that the Board may amend the Plan from time to time under certain circumstances, including to increase the maximum number of shares for which Awards may be granted under the Plan, subject to approval by the stockholders of the Company.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1. The first sentence of Section 6(a) of the Plan shall be deleted and replaced with the following:

The maximum aggregate number of Shares issuable pursuant to all Awards, since inception of the Plan, is 4,874,500.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date and subject to approval of the Company’s stockholders.

ARCBEST CORPORATION

By:	/s/ Erin Gattis
Name:	Erin Gattis
Title:	Chief Human Resources Officer
Date:	2/22/2021